January 13, 2005

FROM:	FOR:
The Carideo Group Inc.	Donaldson Company, Inc.
1250 One Financial Plaza	P.O. Box 1299
120 South Sixth Street	Minneapolis, Minnesota 55440
Minneapolis, Minnesota 55402	(NYSE: DCI)

Tony Carideo	Rich Sheffer
(612) 455-1720	(952) 887-3753
E-mail: tony@carideogroup.com	E-mail: rsheffer@mail.donaldson.com

FOR IMMEDIATE RELEASE

DONALDSON COMPANY NAMES JAY WARD AS MANAGING DIRECTOR OF
DONALDSON EUROPE

        MINNEAPOLIS, January 13 — Donaldson Company, Inc. (NYSE:DCI), today announced that it has appointed Jay L. Ward as Managing Director of Donaldson Europe, effective February 1. Most recently, Ward was Director of Product Management for Donaldson’s Industrial Filtration Solutions Group.

        Ward will assume the leadership of Donaldson’s European and Middle East businesses from Geert Henk Touw, who was appointed Senior Vice President, Asia Pacific, as previously announced.

        Ward, 40, joined Donaldson in 1998 as Plant Manager of Donaldson’s Frankfort, Indiana manufacturing facility. Ward has held other positions in Donaldson’s manufacturing operations including Director of Filter Operations and Operations Director, Filter Element Plants.

        “Jay has held a variety of demanding leadership positions in both operational and business unit roles,” said Nick Priadka, Senior Vice President, International. “Jay’s leadership in productivity improvements, lean manufacturing implementation and customer focus initiatives provides him with a great background for leading our European and Middle East businesses, which now account for 30 percent of our total revenues. Jay will be supported by a solid management team in Europe; with Jay’s leadership, we are confident that the growth and success we have had in the region will continue.”

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Donaldson Company, Inc.
January 13, 2005

        Prior to joining Donaldson, Ward was a Plant Manager in both the semiconductor and heavy-duty truck industries. Ward graduated from the U.S. Naval Academy in 1986 with a degree in marine engineering and graduated from the Naval Nuclear Power postgraduate engineering program in 1987. Ward served as a Lieutenant in the U.S. Navy from 1986 to 1991.

About Donaldson Company, Inc.

        Donaldson Company, Inc., headquartered in Minneapolis, is a leading worldwide provider of filtration systems and replacement parts. Founded in 1915, Donaldson is a technology-driven company committed to satisfying customer needs for filtration solutions through innovative research and development. Donaldson serves customers in the industrial and engine markets including in-plant air cleaning, compressed air and gas purification, power generation, specialty filtration, off-road equipment and trucks. Our 10,000 employees contribute to the company’s success at over 30 manufacturing locations around the world. In fiscal year 2004, Donaldson reported sales of more than $1.4 billion and grew earnings for the 15th consecutive year. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the New York Stock Exchange under the symbol DCI. Additional company information is available at www.donaldson.com.

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